Exhibit 99.1

[Hospira, Inc. Letterhead]

For Immediate Release
Media
Jason Hodges
(224) 212-2863

Financial Community
Lynn McHugh
(224) 212-2363

HOSPIRA EXPANDS BOARD OF DIRECTORS

LAKE FOREST, Ill., Aug. 25, 2004 — Hospira, Inc. (NYSE: HSP) announced today that William L. Weiss, chairman emeritus of Ameritech Corporation, has been elected to the company’s board of directors. The addition of Weiss expands Hospira’s board to eight directors, of whom seven are independent.

“With his successful track record leading and advising a variety of companies, Mr. Weiss rounds out our board, helping provide a solid foundation for Hospira’s continued growth,” said David A. Jones, chairman, Hospira. “He brings remarkably deep and diverse leadership and operational experience, which will be especially important in helping to position Hospira for long-term success.”

Weiss, 75, was chairman and chief executive officer of Ameritech from the company’s formation in 1984 until his retirement from the company in 1994. He has served on the board of directors of Quaker Oats Company, Merrill Lynch, Abbott Laboratories and Tenneco. Weiss has also acted as a trustee of Pennsylvania State University and as director of the Milton S. Hershey Medical Center.

“Hospira is a new company with a rich history and a promising future, and I appreciate this opportunity to work along with the rest of Hospira’s directors to help guide the company as it advances the safety and efficacy of patient care around the world,” said Weiss.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the safety and efficacy of patient care. Created from the core global hospital products business of Abbott Laboratories, Hospira is a new company with 70 years of service to the hospital industry. The company’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, integrated solutions for medication management and infusion therapy, and a full-service contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has more than 14,000 employees and 15 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks and uncertainties set forth in the information statement under the heading “Risk Factors” in the most recent version of the Form 10 filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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